UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): August 8, 2007

NEAH POWER SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22122 20th Ave. SE, Suite 161, Bothell, Washington 98021
(Address of principal executive offices) (Zip Code)

(425) 424-3324
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On August 8, 2007, we entered into an Employment Agreement with our Chief Executive Officer, Paul Abramowitz (the “Employment Agreement”). The Employment Agreement details the duties, responsibilities, compensation and term of Mr. Abramowitz’s employment at the Company. Under the terms of the Employment Agreement, Mr. Abramowitz will initially receive a per annum base salary of $275,000, an annual bonus at the reasonable discretion of the Company’s Board of Directors, and other benefits and perquisites. The initial term of the Agreement commenced on August 1, 2007 and continues until December 31, 2008, unless terminated earlier pursuant to the terms of the Employment Agreement. The Agreement will be automatically renewed for an additional two-year term, unless either party gives written notice of its intention to terminate the Employment Agreement at least six months prior to the automatic renewal date.

The Employment Agreement also details Mr. Abramowitz’s salary and benefits to be received if his employment is terminated or he resigns for good reason. In such an event, Mr. Abramowitz’s benefits would include the following: (i) his salary prorated through the date of termination, together with any accrued benefits, (ii) a lump sum cash severance payment equal to one year of additional salary, (iii) all unvested stock options will immediately become vested, and (iv) all fringe benefits shall continue for a period of two years from the date of termination.

The foregoing summary of the Employment Agreement is subject to, and qualified in its entirety by the Employment Amendment, a copy of which is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description
10.1	Employment Agreement for Paul Abramowitz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEAH POWER SYSTEMS, INC.

Date: August 14, 2007	By:	/s/ David M. Barnes
David M. Barnes
Chief Financial Officer